Exhibit No. 4.1

DESCRIPTION OF CAPITAL STOCK

General

Texas Pacific Land Corporation’s (“TPL”) authorized capital stock consists of 7,756,156 shares of TPL common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

As of February 14, 2023, 7,695,496 shares of TPL common stock were issued and outstanding, all of which were fully paid and nonassessable.

Voting Rights

Except as provided by law or in a preferred stock designation, holders of TPL common stock will be entitled to one vote for each share held upon all matters which holders of TPL common stock are entitled to vote, and the holders of shares of TPL common stock shall have the exclusive right to vote for the election of directors and on all other matters upon which the stockholders are entitled to vote. Holders of TPL common stock do not have cumulative voting rights. The number of authorized shares of TPL common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of TPL entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law (or any successor provision thereto) (“DGCL”), and no vote of the holders of either preferred stock or TPL common stock voting separately as a class shall be required therefor.

Dividend Rights

Subject to the rights and preferences, if any, applicable to shares of preferred stock or any series thereof, the holders of shares of TPL common stock will be entitled to receive, ratably in proportion to the number of shares of TPL common stock held by them, such dividends and distributions (payable in cash, stock or property), if, when and as may be declared thereon by the TPL board, at any time and from time to time, out of any funds or assets of TPL that are legally available therefor at such time and in such amounts as the TPL board in its direction will determine.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of TPL, holders of TPL common stock will be entitled to share ratably in all assets of TPL remaining, after TPL pays all of its debts and other liabilities and any amounts TPL may owe to the holders of preferred stock, if any.

Other Matters

Holders of TPL common stock will not have preemptive or preferential rights. There are no redemption or sinking fund provisions applicable to TPL common stock.

Preferred Stock

Our amended and restated certificate of incorporation (the “Certificate of Incorporation”) authorizes the TPL board, subject to any limitations prescribed by law and the rights of any series of preferred stock then outstanding, if any, without further stockholder approval, to authorize the issuance of preferred stock from time to time in one or more series, par value $0.01 per share, covering up to an aggregate of

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1,000,000 shares of preferred stock. The TPL board is authorized under the Certificate of Incorporation to fix the designations, powers, preferences, privileges, and relative, participating, optional, or special rights, and qualifications, limitations and restrictions relating to each such series of preferred stock, including, but not limited to, voting rights, the number of shares to constitute the series, restrictions on issuance, redemption rights, dividend rights, liquidation preferences and conversion rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at any meeting of stockholders.

Anti-Takeover Effects of Delaware Law and Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

Some provisions of Delaware law contain, and our Certificate of Incorporation and our amended and restated bylaws (the “Bylaws”) will contain, provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to negotiate with us first. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

TPL will be subject to the provisions of Section 203 of the DGCL (“Section 203”) regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•the transaction is approved by the TPL board before the date the interested stockholder attained that status;

•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of TPL outstanding at the time the transaction commenced; or

•on or after such time the business combination is approved by the TPL board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Except as otherwise set forth in Section 203, an interested stockholder is defined to include: (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three years immediately prior to the date of determination; and (b) the affiliates and associates of any such person.

Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with the TPL board, because the

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stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that results in any such person becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in their best interests.

Our Certificate of Incorporation and Our Bylaws

Certain provisions of our Certificate of Incorporation and our Bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or might otherwise deem to be in their best interest. Therefore, these provisions could adversely affect the price of TPL common stock.

Our Certificate of Incorporation and Bylaws:

establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received by our corporate secretary at our principal executive offices not earlier than the close of business on the 120th day before the one-year anniversary of the immediately preceding year’s annual meeting (which anniversary, in the case of the first annual meeting of stockholders, will be deemed to be November 16, 2021) and not later than the close of business on the 90th day before such anniversary. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

•provide the TPL board the ability to authorize undesignated preferred stock. This ability makes it possible for the TPL board to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

•provide that, subject to the rights of holders of any series of preferred stock, the authorized number of directors shall be fixed from time to time, within a range of seven to eleven directors, by a resolution of the majority of the authorized directors;

•provide that members of the TPL board will generally be elected by a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that in the case of a contested election, the directors shall be elected by the vote of a plurality of the votes cast;

•provide that any newly created directorship that results from an increase in the number of directors or any vacancy that arises on the Board shall be filled by a majority of the directors then in office;

•provide that our bylaws can be amended or repealed by a majority of the TPL board;

•provide that, subject to the rights of holders of any series of preferred stock, any action required or permitted to be taken by our stockholders must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders, except as otherwise authorized by the TPL board;

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•provide that special meetings of our stockholders may be called only pursuant to a resolution adopted by the TPL board;

•provide for the TPL board to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors that may be elected by holders
•of our preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors;

•provide that the affirmative vote of a majority of the voting power of the outstanding shares of stock of TPL shall be required to remove any or all of the directors from office, and such removal may only be for cause. The requirement to assert cause for any proposed removal of directors may tend to discourage stockholders from attempting to remove directors because it generally makes it more difficult for such a proposal to reach and pass a stockholder vote; and

•prohibit cumulative voting on all matters.

Forum Selection

Our Certificate of Incorporation provides that unless TPL consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the U.S. District Court for the District of Delaware) or the U.S. District Court for the Northern District of Texas in Dallas, Texas (or if such court does not have jurisdiction, any district court in Dallas County in the State of Texas) will, to the fullest extent permitted by applicable law, be the sole and exclusive forums for: (a) any derivative action or proceeding brought on our behalf; (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, employees, agents or stockholders; (c) any action or proceeding asserting a claim against us or any of our directors, officers, employees or agents arising pursuant to, or seeking to enforce any right, obligation or remedy under any provision of the DGCL, the laws of the State of Texas, the Certificate of Incorporation or the Bylaws; or (d) any action or proceeding asserting a claim against us or any of our directors, officers, employees or agents governed by the internal affairs doctrine, in each such case, subject to the applicable court having personal jurisdiction over the indispensable parties named as defendants. Our Certificate of Incorporation also provide that unless TPL consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Our Certificate of Incorporation also provides that any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, our forum selection provision. Although we believe these provisions will benefit us by providing increased consistency in the application of law for the specified types of actions and proceedings, this provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees and agents, which may discourage such lawsuits. If a court were to find that any of these provisions are inapplicable or unenforceable in an action, we could incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on our business, financial condition and results of operations.

Limitation of Liability and Indemnification Matters

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Our Certificate of Incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, except: (a) for any breach of their duty of loyalty to us or our stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for unlawful payment of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit. Any amendment, repeal or modification of these provisions in the Certificate of Incorporation will be prospective only and will not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our Bylaws also provide that we will indemnify and hold harmless to the fullest extent permitted by law any person who becomes involved in any legal proceeding by reason of the fact that they are or were a director, trustee or officer of TPL or any predecessor in interest to the assets of TPL a (“predecessor”). Our Bylaws also provide that TPL will indemnify and advance expenses to any such covered person on the condition that such person will repay all amounts advanced if it is ultimately determined by a court that such person is not entitled to be indemnified.

Our Bylaws permit us to purchase and maintain insurance, at our expense, to protect ourselves and any person who is or was serving as a director, trustee, officer, employee or agent of TPL or any predecessor, regardless of whether we could have the power to indemnify such person against such expense, liability or loss under the DGCL, the amended and restated bylaws or otherwise.

We have entered into, and intend to enter into, indemnification agreements with each of our current and future directors and we may enter into indemnification agreements with our future officers. These agreements would require us to indemnify such individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision that will be in our Certificate of Incorporation, the indemnification and insurance-related provisions that will be in our amended and restated bylaws and indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve TPL.

Transfer Agent and Registrar

The transfer agent and registrar for TPL common stock will be American Stock Transfer & Trust Company, LLC.

Listing

The TPL common stock is listed on the NYSE under the symbol “TPL.”

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